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Board of Directors                                     Exhibit 4.3


   Resolution                                                    9/21/93
   ---------------------------------                          ------------------
   The Northern Trust Company




        AMENDMENTS TO THRIFT-INCENTIVE PLAN, EMPLOYEE STOCK OWNERSHIP
        -------------------------------------------------------------
        PLAN AND PENSION PLAN
        ---------------------




              RESOLVED, that  The Northern Trust Company

                        Thrift-Incentive Plan and Trust,

                        Employee Stock Ownership Plan, and

                        Pension Plan,

        be amended in the form presented to this meeting, and that a copy of the amendments be filed with the Corporate Secretary.


             FURTHER RESOLVED, that the Chairman or any Senior Executive Vice President, Executive Vice President, or Senior Vice President of The Northern Trust Company is authorized to execute:

        (i) any forms which are required to be filed with the Internal Revenue Service to obtain a determination that the Plans meet the requirements of Section 401(a) of the Internal Revenue Code and that the Trusts which are a part thereof are exempt from taxation under Section 501(a) of the Code; and

        (ii) any amendments to the Plans which may be required by the Internal Revenue Service to meet the requirements of Section 401(a) and to have the Trusts which are a part thereof be exempt from taxation under
        Section 501(a) of the Code, and any amendments to the Trusts which are required to carry out these amendments to the Plans.


                                            CERTIFIED COPY:


                                             /s/ Victoria Antoni
                                            __________________________
                                                 Victoria Antoni,
                                                     assistant secretary

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                                 AMENDMENT TO
                          THE NORTHERN TRUST COMPANY
                            THRIFT-INCENTIVE PLAN
                                     TRUST


                              September 21, 1993
                              ------------------



  The Board of Directors of The Northern Trust Company hereby amends The Northern Trust Company Thrift-Incentive Plan Trust as follows:

  1. Investment Funds. By amending Section 4.2 to read in its entirety as follows:

  4.2 The Trust Fund shall consist of loans to Participants and the following six Investment Funds:

      Short Term Fund: This Fund invests primarily in debt instruments with short maturity dates (e.g., money market instruments). This Fund shall be invested with the objective of minimizing fluctuations in the market value of the Fund, while obtaining maximum income consistent with that objective.

      Benchmark Funds - Bond Portfolio: This Fund invests primarily in debt instruments with longer maturity dates (e.g. bonds).

      Benchmark Funds - Balanced Portfolio: This Fund invests in stocks, bonds and money market instruments. The mix of these investments is continually monitored and adjusted.

      Benchmark Funds - Equity Index Portfolio: This Fund invests primarily in common stocks. The Fund seeks to achieve investment performance results paralleling the results of the Standard & Poors 500 Stock Index. The Fund's investments are not actively managed.

      Benchmark Funds - Focused Growth Portfolio: This Fund invests primarily in stocks of companies with high growth potential.

      Northern Trust Stock Fund: This Fund shall be invested primarily in shares of common stock of Northern Trust Corporation.

The Benchmark Fund is a registered investment company. The Northern Trust Company is the investment adviser, transfer agent and custodian for each portfolio of the Fund, and it receives from each portfolio a fee for its services.

  The Trustee shall allocate contributions, deposits and payments on Participant loans among the Investment Funds in the proportions specified by the Committee.

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  2. CHANGE OF FUND NAME. By deleting the term "Fund D" throughout the Thrift
Trust declaration and substituting for it the term "Northern Trust Stock Fund."



                                     * * *



This amendment is made on September 21, 1993 and is effective as of July 1, 1993.